Exhibit 99.1
FORRESTER & WORTH, PLLC
3636 North Central Avenue, Suite 700
Phoenix, Arizona  85012-1927
Telephone (602) 271-4250
Facsimile (602) 271-4300
S. Cary Forrester (006342)
e-mail scf@forresterandworth.com
Attorneys for Debtor

JENNINGS, STROUSS & SALMON, P.L.C.
One East Washington Street
Suite 1900
Phoenix, Arizona 85004-2554
Telephone (602) 262-5911
Facsimile (602) 495-2696
Carolyn J. Johnsen (011894)
e-mail cjjohnsen@jsslaw.com
Attorneys for Unsecured Creditors Committee

UNITED STATES BANKRUPTCY COURT
DISTRICT OF ARIZONA

In re:	Chapter 11

NUTRACEA, a California corporation,	2:09-bk-28817-CGC

Debtor.
MOTION TO: (1) APPROVE SALE OF MINORITY INTEREST IN NUTRA S.A.   (2) FIND AND CONCLUDE THAT THE SALE SATISFIES ALL APPLICABLE PLAN REQUIREMENTS OR, ALTERNATIVELY, (3) MAKE CONFORMING NON-ADVERSE AMENDMENTS TO THE PLAN

Hearing Date: December 7, 2010
Hearing Time: 1:30 p.m.

Debtor and the Official Committee of Unsecured Creditors (the “Committee” and collectively with Debtor the “Proponents”) hereby move the court, pursuant to 11 U.S.C. § 105 and Article XII of the First Amended Plan of Reorganization Proposed by Debtor and the Unsecured Creditors Committee dated August 10, 2010 (the “Plan”), for the following relief: (1) Debtor moves for the entry of an order approving the sale of up to 49% of Debtor’s membership interest in Nutra SA, LLC, its wholly owned subsidiary, together with the other rights and preferences described below, to an investment fund owned by a private equity firm (“Investor”) for not less than $7.725 million; (2) Debtor moves for a finding and conclusion that the sale complies with all applicable requirements of the Plan and is in the best interests of creditors and the estate; or, alternatively, (3) the Proponents move for an order that the Plan is deemed amended to authorize the sale and that such amendment is non-adverse and does not require re-solicitation or re-voting or, alternatively, that any required re-solicitation or re-voting has been accomplished through the notice and hearing procedure on this motion.  This motion is more fully set forth and supported in the accompanying Memorandum of Points and Authorities.

MEMORANDUM OF POINTS AND AUTHORITIES.

I.	Plan Provisions Relating to the Proposed Sale to Investor.

The Plan was confirmed by order of the court entered on October 27, 2010 [DE 678].  It provides for the payment in full of all allowed claims, with interest, and leaves the rights of shareholders unimpaired.  It further provides that the funds necessary to pay allowed claims will come from the sale or monetization of Debtor’s non-core assets, including: (a) its Phoenix production facility1; (b) its Montana production facility; (c) its excess equipment; and (d) all or a part of its ownership interest in its wholly-owned subsidiary, Nutra SA, LLC.  The Plan establishes certain payment benchmarks that must be satisfied and, if they are not, the designated Plan Agent will be authorized to sell the

1   The sale of the Phoenix facility has already closed.  It was owned by Debtor’s subsidiary, NutraPhoenix, LLC.  With the net proceeds, Debtor satisfied all amounts owing under its DIP term loan facility with Wells Fargo, satisfied various mechanics’ liens, and set aside $998,349 for payment of general unsecured claims.  Debtor also reduced its obligations to unsecured creditors by approximately $600,000 by virtue of its payments to mechanics’ lien holders, which overlapped to that extent with the unsecured claim of the general contractor.

pledged assets as provided in Article V of the Plan.  The obligations owing to unsecured creditors will be secured by a lien on all of Debtor’s assets, which will be administered by the Plan Agent.

As noted above, the Plan contemplates that funds will be raised from the sale of up to 49% of Debtor’s ownership interest in its wholly owned subsidiary, Nutra SA, LLC.  The applicable plan provisions are as follows:
Article IV(7) provides, in pertinent part, as follows:

Class 6 (General Unsecured Claims).  Each holder of an Allowed Class 6 Claim will be paid in full, together with interest . . . .  The payment obligation will be secured by a lien (the “Class 6 Lien”) on all of Debtor’s assets.  Funds realized from the sale or other monetization of the assets will be allocated and distributed to Class 6 Claimants in the manner described in Article V(5) below.  . . .  The minimum payment to Class 6 Claimants and/or Wells Fargo from any financing at the Nutra SA level will be $2.2 million.

Article V(2) provides, in pertinent part, as follows:

Exit Financing.  Debtor is pursuing multiple financing transactions simultaneously, and will endeavor to arrange one or more of the following transactions prior to the Effective Date  . . .  (b) a loan to or equity sale by its wholly owned Nutra SA, LLC, subsidiary, a portion of the proceeds of which will be used to discharge its obligations under the Plan . .

Article V(5) provides, in pertinent part, as follows:

Lien for the Benefit of Claimants.  The holders of Allowed Class 6 Claims will be granted a lien (the “Class 6 Lien”) in all of Debtor’s assets.  The following portions of all monetization proceeds will be paid to Class 6 Claimants, up to the full amount owing to them, except as otherwise provided below in the event of Debtor’s failure to satisfy a Payment Benchmark, as defined in Article V(7), below:
* * *
(b)	40% of the first $5.0 million in net proceeds from the monetization (debt or equity raise) of Debtor’s interest in its Nutra SA subsidiary that are permitted to be paid upstream to the Debtor, and 50% of any net proceeds over $5.0 million that are permitted to be paid upstream to the Debtor.  The minimum required payment to Class 6 Claimants and/or Wells Fargo from any such monetization is $2.2 million, and Debtor must retain a 51% controlling ownership interest in Nutra SA unless Class 6 Claimants are paid in full.  Debtor may use $2 million of the net proceeds to resolve cash needs at the Irgovel level and up to $1.2 million to cure defaults under the Rice Science and Rice Rx limited liability company agreements, provided that Class 6 Claimants and/or Wells Fargo receive a minimum of $2.2 million.   Any amounts required by a lender or investor to be used by Irgovel for expansion projects will be excluded from this calculation;

II.	Nutra SA, LLC and the Purchase of Irgovel.

In January of 2008, Debtor formed Nutra SA, LLC for the purpose of acquiring 100% ownership of the Brazilian corporation, Industria Riograndens De Oleos Vegetais Ltda. (“Irgovel”).  Irgovel owns the largest rice bran oil (“RBO”) processing facility in South America, located in Pelotas, Brazil.  It produces both edible and industrial grade RBO and a variety of animal feed products derived from defatted rice bran (“DRB”).  The acquisition of Irgovel was completed in February of 2008, at a cost of approximately $14,237.000.   The business is currently profitable and is growing.  In April of 2010, Lakeshore Food Advisers valued Nutra SA’s interest in Irgovel at between $16,305,000 and $18,304,000, after adjusting for the company’s long term debt.

III.	The Phase 1 Capital Improvement Projects.

Debtor has identified seven value-added capital projects (the “Phase I Projects”) designed to integrate new technologies, expand capacity, improve operational efficiencies, and increase Irgovel’s co-product offerings.  The total investment required to complete the Phase I Projects is presently estimated at $8.8 million.  There is a ready market for the increased production and additional product offerings that will result from the Phase 1 Projects.  That market is fed by the steadily increasing worldwide demand for vegetable oils and related products.  Debtor estimates that, upon completion, the Phase 1 Projects will add $8 million or more to average annual EBITDA.

According to a second evaluation completed by Lakeshore Food Advisors in April of 2010, completion of the Phase 1 Projects will increase the value of Irgovel to between $42,846,000 and $48,735,000, after adjusting for long term debt obligations.  Debtor intends to fund the Phase 1 Projects primarily through a loan from the Brazilian National Development Bank (“BNDES”), with additional funds to be provided by Investor. Debtor believes that all Phase 1 Projects can be completed within 18 months and fully integrated within 24 to 30 months after the start date.

IV.	The Structure of the Proposed Sale to Investor.

Under the terms of the Membership Interest Purchase Agreement (the “Purchase Agreement”) between Debtor and Investor, which has not yet been signed but which will be in substantially the form attached hereto as Exhibit “A”, Investor will purchase, at the initial closing, a 37.27% interest in Nutra SA, for which it will pay a total of $7.725 million.2  Of that amount, $5 million will be paid to Debtor and $2.725 million will be paid to Nutra SA.  The sale will be effectuated through a series of purchases and contributory purchases by and from Debtor and Nutra SA.  In addition, Investor will commit, for a period of two years, to purchase up to an additional 11.73% of Nutra SA for a total of $5.175 million, if additional funding is needed for the Phase 1 Projects.

Even if the full additional investment is made by Investor and its ownership interest increases to 49%, the value of Debtor’s interest will have markedly improved.  It

2   The following description of the proposed Purchase Agreement, Amended and Restated Limited Liability Company Agreement and Investor Rights Agreement is intended only as a summary and is qualified in its entirety by the actual terms of the documents.  To the extent that there is any contradiction between the terms of the documents and this summary, the terms of the documents control.

will have gone from 100% of a company worth $17,304,500 (using the mid-range of Lakeshore’s valuation numbers) to 51% of a company worth $45,790,500 (again using the mid-range of Lakeshore’s valuation numbers).  Thus, the value of Debtor’s ownership interest, without taking Investor’s liquidation preference into account, will have increased from $17,304,500 to $23,353,155, after receiving $5 million at closing.

As part of the transaction, Debtor and Investor will enter into an Amended and Restated Limited Liability Company for Nutra SA, LLC (the “Amended LLC Agreement”), in substantially the form attached hereto as Exhibit “B”, and an Investor’s Rights Agreement (the “IRA”), in substantially the form attached hereto as Exhibit “C”.  Under the Amended LLC Agreement, the Company will be managed by W. John Short, who is Debtor’s CEO, subject to the oversight of a Management Committee.  The Management Committee will be comprised of five members, three of whom will be appointed by Debtor and two of whom will be appointed by Investor.

The initial officers of the company will be employees of Debtor, including Leo Gingras who will serve as CEO of Nutra SA, and Debtor will be reimbursed for the time dedicated NutraCea management devotes to the company’s affairs, pursuant to § 6.14 of the Amended LLC Agreement.  Any member can call for a vote of confidence on the retention of any of the officers, and a vote of any two members of the management committee will be sufficient to remove the officer.  If that happens, a professional search firm will be engaged to locate a replacement.  (Amended LLC Agreement, § 6.12.3).

Debtor will thus control the day to day business activities of the company.  Certain major decisions, however, will require the consent of four of the five board members.  Major decisions include matters such as the purchase and sale of securities, dissolution of the company, termination of the business, borrowing on a secured or unsecured basis (other than for the Phase 1 Projects), approval of annual budgets, and the like.  (Amended

LLC Agreement, § 6.2.4).  In addition, each member will have veto power over certain major decisions, such as a sale of all of the company’s assets, a change in its primary business, an amendment of the Amended LLC Agreement, and the like.  (Amended LLC Agreement, § 6.3).

Debtor will lose control of the Management Committee and the day-to-day business activities of the company if an Event of Default occurs.  (Amended LLC Agreement, Article II, Definition of “Majority in Interest”).   An Event of Default occurs if: (a) Irgovel fails to meet its EBITDA projections by 15% or more for three consecutive quarters on a cumulative basis, (b) Irgovel fails to come within 20% of two of the three financial projections included within the definition of “Consolidated Business Plan Deviation Covenant” on an annual basis beginning at the end of calendar year 2012; or (c) there is a material problem in a manufacturing or processing facility that materially affects Irgovel’s financial performance.  (Purchase Agreement, Schedule A, Schedule of Defined Terms).

In return for its investment, Investor will be granted a preference on any distribution.  The preference will be in an amount equal to two times its investment, minus any distributions that it has already received.  (Amended LLC Agreement, § 7.2.1).  As noted above, Investor’s initial investment will be $7.725 million and may increase to as much as $12.9 million if additional funds are needed for the Phase 1 Projects.  After Investor has received the amount of its distribution preference, Debtor will have a distribution preference equal to two times its deemed investment, which, at the initial closing, will be $13 million.  (Amended LLC Agreement, § 7.2.2).  After Debtor has received $26 million, all further distributions will be made pro rata based on the members’ respective interests in the company.  (Amended LLC Agreement, § 7.2.3).  The amount of Debtor’s preference will not include any amounts that it is required to advance to fund the Phase 1 Projects over and above the $8.8 million estimated cost.  (Purchase Agreement, § 7.7).

Either member is free to sell its interest in Nutra SA, subject to a right of first refusal of the other member.  (Amended LLC Agreement, § 9.4).  The right of first refusal is subject to a 30-day notice provision and a 90-day closing requirement if the other member exercises the right.  If it doesn’t, then it may choose to participate in the sale on a pro rata basis with the selling member.  (Amended LLC Agreement, § 9.5).   Each member also has a right to participate on a pro rata basis in the issuance of any new equity interests in Nutra SA or Irgovel.  (Amended LLC Agreement, § 15.1).

In order to provide Investor with a liquidity mechanism, it is granted the right (the “Drag Along Right”) to cause a sale of Irgovel or of all the outstanding ownership interests in Nutra SA, at any time after the first to occur of: (a) the fourth anniversary of the effective date of the Amended LLC Agreement; (b) if an Event of Default has occurred, the second anniversary of the effective date; or, (c) if Debtor has postponed a Roll-Up Election, as described below, thirty-seven months after the effective date.  (Amended LLC Agreement, § 16.1).  The proceeds from such sale will be distributed in accordance with the Amended LLC Agreement and are subject to the members’ respective distribution priorities.  (Amended LLC Agreement, § 17.1).  If Investor exercises the Drag Along Right, Debtor has a right of first offer to purchase all of Investor’s interest in Nutra SA by paying Investor the amount that it would otherwise have realized from the proposed sale.  (Amended LLC Agreement, § 16.6).  Debtor has thirty days to notify Investor of its election after receiving notice of the proposed sale, and 120 days thereafter to close.  Id.

Other liquidity mechanisms are provided to Investor under the IRA, including the following:

A.
Conversion Rights.  Pursuant to Section 5 of the IRA, Investor has the right to convert its membership interest in Nutra SA into a stock ownership interest in Irgovel or any other subsidiary of Nutra SA (there are none at present) and retain the same economic interest and equivalent shareholder rights, at any time after six months after the effective date.

B.
Roll–up into Global Holding Company (“GHC”).  Pursuant to Section 6.1 of the IRA, if Debtor or Nutra SA forms a GHC for rice oil ventures outside of Brazil, then Investor will have the right to roll-up its interest in Nutra SA into shares of the GHC based upon the relative value of its ownership interest in Nutra SA and the value of the GHC.  This right may be exercised any time after twenty-four months after formation of the GHC (or, if an Event of Default has occurred, the later of the formation of the GHC or twenty-four months after the initial closing) and is subject to any necessary consents by other stakeholders in the GHC.

C.
Roll-up into NutraCea.  Pursuant to Section 6.2 of the IRA, at any time after thirty-six months after the effective date (or, if an Event of Default has occurred, twenty-four months after the initial closing), Investor will have the right to roll-up its interest in Nutra SA into shares of Debtor based upon the relative value of its ownership interest in Nutra SA and the value of Debtor.  If Investor’s interest in Debtor would exceed 25% of Debtor’s stock, Debtor can postpone the roll-up until forty-eight months after the effective date but, if it does so, Investor may exercise its Drag Along Right at any time after month thirty-seven.  Investor’s ownership interest in Debtor cannot exceed its ownership interest in Nutra SA.

D.	Registration Rights. Pursuant to Section 2 of the IRA, Investor may require the registration of the securities of Nutra SA, Irgovel, Debtor or the GHC.

E.
Preemptive Rights. Pursuant to Section 4 of the IRA, Investor will have a right of first refusal to purchase its pro rata share of any new securities issued by Debtor, with certain exclusions, including stock issued to officers, directors and shareholders, stock issued as dividends, stock issued pursuant to conversions, stock issued as part of commercial leasing or debt financing transactions, and the like..

Section 7 of the IRA gives Debtor the right to purchase all of Investor’s interest in Nutra SA, or any other entity into which its interest has been converted or rolled-up, at any time between three and seven years after the effective date.  Upon the exercise of this call right, Debtor must pay Investor the fair market value of its interest, but not less than three times the value of its investment minus any returned portion of its investment.  The price is subject to an upward adjustment if Debtor undertakes a strategic option, i.e., a sale, merger, consolidation, IPO, or the like, within twenty four months after the exercise of the call option.

V.	The Sale Should be Approved Because it will Benefit Debtor’s Stakeholders and Complies with all Applicable Plan Provisions.

The sale to Investor will generate $2.2 million for payment to general unsecured creditors, which is approximately one-third of the entire amount owing to them.  When combined with the amounts to be distributed from the sale of the Phoenix facility, the amounts owing to general unsecured creditors will have been reduced by approximately $3.8 million, or approximately 60% of the entire amount owing to them, within a short time after the close of the Investor sale, and there will have been a corresponding reduction in the amounts owing to priority tax claimants.  Overall, Debtor will have paid approximately $5.5 million of its $8.2 million in payment obligations under the Plan, and will have a cash reserve of approximately $1 million.

The remaining amounts owing to general unsecured creditors and priority tax claimants, totaling approximately $2.65 million, can easily be paid from the sale or monetization of Debtor’s remaining non-core assets.  Those assets include, among other things, Debtor’s Montana production facility, which is listed for sale at $5.25 million, and its loose equipment, which is unused (and much of which is still boxed) and which was acquired in 2007-2008 at a cost of more than $1 million.  In addition, beginning on April 1, 2011, all payments received by Debtor on the Ceutamed Note, in the amount of $100,000 per month, will be paid to unsecured creditors.

The proposed sale to Investor satisfies all applicable provisions of the Plan.  As noted above, the Plan contemplates the sale of less than all of Debtor’s interest in Nutra SA.  The only requirement is that Debtor retain a 51% controlling interest in Nutra SA, which it does under the Investor sale documents.  Debtor will retain a 62.8% interest for two years unless additional funding is needed for the Phase 1 Projects.  In addition, it will retain control over the day-to-day business activities of the company and all of the initial officers will be employees of Debtor.  The element of shared control over major decisions does not contravene the Plan, nor does the loss of control if Irgovel fails to perform over a protracted period.  These are common devices intended to protect Investor’s investment and are typical of minority investments by private equity firms. The Proponents did not intend for such investment protections to be prohibited by the Plan.

The court has the jurisdiction and authority to approve the sale to Investor.  It retained jurisdiction to do so under Articles XII(5) and (6) of the Plan, which authorize it to resolve controversies regarding interpretation and implementation of the Plan and to enter orders in aid of confirmation and to protect Debtor and its successors. The court also has authority to enter orders in aid of implementation of the Plan under Section 105 of the Bankruptcy Code.

VI.	To the Extent Necessary, the Plan Should be Deemed Amended on a Non-Adverse Basis to Authorize the Sale.

To the extent that there is any issue concerning whether the terms of the sale comply with the applicable provisions of the Plan, and in particular the requirement that Debtor retain a controlling interest in Nutra SA, the court should order that the Plan is deemed amended to authorize the sale.   Such an amendment is authorized by 11 U.S.C. § 1127(b), which states as follows:

The proponent of a plan or the reorganized debtor may modify such plan at any time after confirmation of such plan and before substantial consummation of such plan, but may not modify such plan so that such plan as modified fails to meet the requirements of sections 1122 and 1123 of this title. Such plan as modified under this section becomes the plan only if circumstances warrant such modification and the court, after notice and a hearing, confirms such plan as modified, under section 1129 of this title.

The deemed amendment of the Plan will not cause it to fail to meet the requirements of Sections 1122 and 1123.  Section 1122 deals with the classification of claims and interests, neither of which is affected by the amendment.  Section 1123 deals with the required and permissible contents of the Plan.  There is nothing in Section 1123 that even arguably prohibits the sale to Investor.  The amendment is warranted under the circumstances described above and will become effective only after notice and hearing.  Accordingly, the amendment satisfies all of the requirements of Section 1127(b).

The court should further order that the amendment is non-adverse and does not require re-solicitation or re-voting.  Although Sections 1127(c) and (d) sometimes require re-solicitation and re-voting, Rule 3019 of the Federal Rules of Bankruptcy Procedure

provides that any modification that “does not adversely change the treatment of the claim of any creditor ... shall be deemed accepted by all creditors ... who have previously accepted the plan.” 3  Although the Rule, on its face, seems to apply only to modifications made before plan confirmation, the 1983 Advisory Committee Note makes clear the Rule also applies to post-confirmation modifications:

[Section] 1127 provides for modification before and after confirmation but does not deal with the minor modifications that do not adversely change any rights. [Rule 3019] makes clear that a modification may be made after acceptance of the plan without submission to creditors and equity security holders if their interests are not affected.  To come within this exception, the modification should be one that does not change the rights of a creditor or equity security holder as in the plan before modification.

Fed.R.Bankr.P.Rule 3019 Advisory Committee's Note (1983); see also, In re Boroff, 189 B.R. 53, 57 (D.Vt. 1995).

The deemed amendment of the Plan will not adversely change the treatment of any claims or adversely affect the interests of any stakeholder.  The Plan continues to provide for the payment in full of all claims, with interest, continues to provide that the interests of shareholders are unimpaired, and continues to provide for the oversight and intervention of the Plan Agent if claims are not paid in a timely manner.  The lack of adverse impact is illustrated by the fact that, under the Plan as confirmed, Debtor could sell its entire interest in Nutra SA for the price at which it is now proposing to sell no more than a 49% interest.  The Plan places no constraints on the price at which any asset may be sold and requires the Plan Agent to release the Class 6 Lien at the closing of any such sale.  (Plan, Article IV(5)).

3 Section 1127(c) states that the proponent of the modification must comply with the disclosure requirements of Section 1125.  Section 1127(d) states that any claimant that has accepted or rejected a plan is deemed to have accepted or rejected the modification, unless, within the time fixed by the court, it changes its vote.

To the extent that the court concludes that re-solicitation and/or re-voting is required, Debtor submits that the notice of hearing on this motion satisfies the requirements of Sections 1125 and 1127(d) by providing creditors with notice of the proposed sale to Investor, the requested amendment to the Plan, and the requirement to provide notice of their intent, if any, to change their previous vote to accept or reject the Plan.

VII.	CONCLUSION

For all of the reasons set forth above, Proponents request that the court enter its order: (1) approving the sale of up to 49% of Debtor’s membership interest in Nutra SA, LLC, together with the other rights and preferences described above, for not less than $5 million; (2) finding and concluding that the sale complies with all applicable requirements of the Plan and is in the best interest of creditors and the estate; or, alternatively,, (3) ordering that the Plan is deemed amended to authorize the sale and that such amendment is non-adverse and does not require re-solicitation or re-voting or, alternatively, that any required re-solicitation or re-voting has been accomplished through the notice and hearing procedure on this motion.

DATED this 19th day of November, 2010

FORRESTER & WORTH, PLLC

/s/ SCF 006342
S. Cary Forrester
Attorneys for Debtor

JENNINGS, STROUSS & SALMON, P.L.C.

/s/ CJJ 011894
Carolyn J. Johnsen
Attorneys for the Committee

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